BOFI HOLDING, INC.

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATIONS
Pursuant to Section 151(g) of
the General Corporation Law of the State of Delaware
6.0% SERIES B NON-CUMULATIVE PERPETUAL
CONVERTIBLE PREFERRED STOCK
(par value $0.01 per share)

The undersigned, Gregory Garrabrants, President and Chief Executive Officer of BofI Holding, Inc., a Delaware corporation (the “Corporation”), hereby certifies that, in accordance with Sections 103, 141 and 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has adopted the following resolutions to amend the Certificate of Designations authorizing the 6.0% Series B Non-Cumulative Perpetual Convertible Preferred Stock of the Corporation:
RESOLVED, that, pursuant to authority expressly granted and vested in the Board of Directors of the Corporation under its Certificate of Incorporation, as amended, the total number of authorized shares of the Corporation's preferred stock, par value $0.01 per share, designated as “6.0% Series B Non-Cumulative Perpetual Convertible Preferred Stock” (the “Series B Preferred Stock”) pursuant to Section 1 of that certain Certificate of Designations filed by the Corporation with the Delaware Secretary of State on September 1, 2011, as amended by that certain Certificate of Amendment filed on September 6, 2011 (as so amended, the “Series B Certificate of Designations”), be, and it hereby is, increased from eighteen thousand (18,000) shares to twenty two thousand (22,000) shares; and
RESOLVED FURTHER, that the powers, designations, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the Series B Preferred Stock set forth in the Series B Certificate of Designations shall remain as set forth in the Series B Certificate of Designations, subject to the increase in the number of authorized shares of Series B Preferred Stock set forth above.
This Certificate of Amendment to Certificate of Designations has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, BOFI HOLDING, INC. has caused this certificate to be signed by Gregory Garrabrants, President and Chief Executive Officer, this 2nd day of November, 2011.
BOFI HOLDING, INC.

By:      /s/ Gregory Garrabrants
Name:    Gregory Garrabrants

Title:	President and Chief Executive Officer